Exhibit 99.1

O’SULLIVAN NAMES WALTERS CEO,
STEINHORST PROMOTED TO CFO

ROSWELL, GA, April 19, 2006 – O’Sullivan Industries, Inc., a leading designer, marketer and manufacturer of office, home, storage and organizational products, today announced that Rick Walters was named President and Chief Executive Officer by the company’s board of directors.

“Naming Rick to lead O’Sullivan positions the company to continue the execution of the strategy and plans designed to turn O’Sullivan into a stronger company for the future,” stated Tom Shandell, who was named chairman of the O’Sullivan board of directors.

Mr. Walters joined O’Sullivan as CFO in June 2004 from Newell Rubbermaid, where he served as group vice president and CFO of the company’s Sharpie/Calphalon group. He has served as interim CEO of O’Sullivan since November 2005.

The company also announced the promotion of Russ Steinhorst to Senior Vice President and Chief Financial Officer, succeeding Mr. Walters.

Mr. Steinhorst joined O’Sullivan as Corporate Controller in August, 2004 from Newell Rubbermaid, where he held progressively increasing responsibility in various accounting and finance roles, with his last position as Vice President – Finance for the Sharpie group.

“Russ has done an outstanding job helping to guide O’Sullivan through our recently completed restructuring,” commented Rick Walters. “He is a solid financial and business leader and we look forward to his continued contributions to O’Sullivan’s successes into the future.”

About O’Sullivan Industries

O’Sullivan has been in business since 1954. The company designs, manufactures and distributes ready-to-assemble furniture and related products, including a growing line of desks, computer work centers, home entertainment centers, bookcases, shelving, stands for televisions and audio equipment, bedroom furniture pieces, garage storage units and commercial office furniture. The majority of O’Sullivan products are sold through large retailers and office supply stores. O’Sullivan employs approximately 1,200 people, primarily at production facilities in Lamar, Missouri, and South Boston, Virginia. The company has its headquarters in the Atlanta suburb of Roswell. On Friday, October 14, 2005, O’Sullivan Industries Holdings, Inc., and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. Last week, O’Sullivan emerged from bankruptcy when its plan of reorganization became effective.

Safe Harbor Statement

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s ability to maintain adequate liquidity and to operate pursuant to the terms of its loan agreement; O’Sullivan’s ability to fund and execute its business plan; O’Sullivan’s success with its liquidity improvement initiatives; as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters
President & CEO – 678-939-0800